EXHIBIT 1.2

DISCOVER CARD MASTER TRUST I

CREDIT CARD PASS-THROUGH CERTIFICATES

TERMS AGREEMENT

Dated: October 26, 2004

To: Discover Bank, as Seller under the Pooling and Servicing Agreement, as amended, dated as of October 1, 1993.

Re: Underwriting Agreement dated December 19, 2003

Title of Securities: Discover Card Master Trust I, Series 2004-1 Floating Rate Class A Credit Card Pass-Through Certificates and Discover Card Master Trust I, Series 2004-1 Floating Rate Class B Credit Card Pass-Through Certificates.

Initial Principal Amount of Certificates: $1,315,790,000

Series and Class Designation Schedule: Discover Card Master Trust I, Series 2004-1 $1,250,000,000 Floating Rate Class A Credit Card Pass-Through Certificates.

Discover Card Master Trust I, Series 2004-1 $65,790,000 Floating Rate Class B Credit Card Pass-Through Certificates.

Series Cut-Off Date: November 1, 2004

	Moody’s Investors	Standard & Poor’s
Certificate Rating:	Service, Inc.	Ratings Services
Class A	Aaa	AAA
Class B	A2	A

Aggregate outstanding balance of Receivables as of October 1, 2004: $34,024,179,563.76

Date of Series Supplement: November 3, 2004

Certificate Rate: Class A: One-month LIBOR plus 0.03% per annum; and Class B: One-month LIBOR plus 0.18% per annum.

Terms of Sale: The purchase price for the Certificates to the Underwriters will be 99.825% of the aggregate principal amount of the Class A Certificates and 99.775% of the aggregate principal amount of the Class B Certificates as of November 3, 2004. The Underwriters will offer the Certificates to the public at a price equal to 100% of the aggregate principal amount of the Class A Certificates and 100% of the aggregate principal amount of the Class B Certificates.

Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on November 3, 2004, or at such other time as may be agreed upon in writing.

     Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Series 2004-1 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED
As Representative of the
Underwriters named in
Schedule I hereto

By:	/s/ Peter Choi

Accepted:

DISCOVER BANK

By:	/s/ Michael F. Rickert

SCHEDULE I

UNDERWRITERS

$1,250,000,000 Floating Rate Class A Credit Card Pass-Through Certificates, Series 2004-1

Principal Amount
Morgan Stanley & Co. Incorporated	$937,500,000
Deutsche Bank Securities Inc.	$137,500,000
RBC Capital Markets Corporation	$87,500,000
SunTrust Capital Markets, Inc.	$43,750,000
Calyon Securities (USA) Inc.	$43,750,000
Total	$1,250,000,000

$65,790,000 Floating Rate Class B Credit Card Pass-Through Certificates, Series 2004-1

Principal Amount
Morgan Stanley & Co. Incorporated	$49,342,500
Deutsche Bank Securities Inc.	$7,236,900
RBC Capital Markets Corporation	$4,605,300
SunTrust Capital Markets, Inc.	$2,302,650
Calyon Securities (USA) Inc.	$2,302,650
Total	$65,790,000